Exhibit 5.1

Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor, Costa Mesa, CA 92626-1924 telephone 714-668-6200 / facsimile 714-979-1921 / internet www.paulhastings.com

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June 10, 2004	39583.00007

DDi Corp.
1220 Simon Circle
Anaheim, California 92806

Re:	DDI Corp. 2003 Directors Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to DDi Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 600,000 shares of the Company’s common stock, $0.001 par value per share, pursuant the DDi Corp. 2003 Directors Equity Incentive Plan (the “Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), and related prospectuses;

(ii) the certificate of incorporation and bylaws of the Company as presently in effect as certified by the Secretary of the Company (collectively, “the Charter Documents”);

(iii) resolutions adopted by the Company’s board of directors on December 19, 2003, certified by the Secretary of the Company, authorizing and adopting the Plan; and

(iv) the Plan, and the forms of stock option agreement under the Plan.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other

DDi Corp.
June 10, 2004

instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based on the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the 600,000 Shares covered by said Registration Statement, when purchased and issued as described in the Registration Statement and in accordance with the terms of the Plan (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the internal laws of the State of Delaware. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

DDi Corp.
June 10, 2004

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP